                                                                     EXHIBIT 6.3

                            STOCK EXCHANGE AGREEMENT

        STOCK EXCHANGE AGREEMENT ("Agreement") entered into as of June 23, 2000, by and among Interglobal Waste Management, Inc., a California corporation. with its principal office at 820 Calle Plano, Camarillo, CA 93012 ("Buyer"), ROYCE Instrument Corporation, a Louisiana corporation (the "Company" or "Royce"), with its principal office at 13555 Gentilly Road, New Orleans, LA 70129, and James R. Dartez, Karen C. Gleason and Mary A. Gallodoro ("Stockholders").

                                    RECITALS

        1. Stockholders have made oral representations to Buyer that they are the owners, free and clear of all adverse claims, of all of the outstanding shares of capital stock (the "Shares") of ROYCE.

        2. Stockholders are willing to transfer to Buyer all of the shares upon the terms and conditions and for the consideration set forth below.

        3. Buyer is willing, subject to those terms and conditions and for that consideration, to acquire all of the Shares.

                                   AGREEMENT

        The parties agree:

        1. Transfer of the Shares.

        Subject to the terms and conditions set forth and upon the representations and warranties made in this Agreement, at the date of closing (as that term is defined in Section 6):

        (a) Stockholders will transfer to Buyer all of the Shares, the exact number of Shares to be transferred by each Stockholder to be as follows:

STOCKHOLDER                                   NO. OF SHARES
-----------                                   -------------
James R. Dartez                                 329,499
Karen C. Gleason                                  1,200
Mary A. Gallodoro                                 1,300

                                   Total        331,999


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

        (b) Buyer will issue and deliver to Stockholders share certificates for a total number of shares of Common Stock of Buyer (the "Buyer Stock"), the exact number of shares of Buyer stock to be issued to each Stockholder to be determined as follows:

               (i) The total consideration to be paid by Buyer to Stockholders shall be the sum of $406,540.07 (or $1.224522 per Share) in shares of Buyer Stock;

               (ii) Each share of Buyer Stock shall be valued at $1.50;

               (iii) In order to avoid the issuance of fractional shares of Buyer Stock, the number of Buyer Shares to be issued and delivered to the Stockholders shall be the number obtained by dividing-the total dollar value attributable hereunder to all of the Shares owned by each Stockholder, by the per-share value of Buyer Shares ($1.50), rounded up to the next whole number;

               (iii) Accordingly, Stockholders will receive as consideration for the transactions contemplated herein, Buyer Stock in the following amounts:

                                                       SHARES OF
STOCKHOLDER                                           BUYER STOCK
-----------                                           -----------
James R. Dartez                                        268,993
Karen C. Gleason                                           980
Mary A. Gallodoro                                        1,062
                                           Total       331,761

        It is the intention of Stockholders and Buyer that the consideration paid in Buyer Stock shall constitute, insofar and to the extent of such consideration, a tax free exchange of stock under Internal Revenue Code Section 368(a)(1)(B).

        2. Representations and Warranties of Stockholders.

        Stockholders represent and warrant to, and agree with Buyer that, except as set forth in Exhibit 2:


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        (a) The Company and each corporation named in Exhibit 1 (corporations whose capital stock is wholly or majority owned by Royce and which are sometimes collectively referred to in this Agreement as the Company) is and will be at the date of closing a corporation duly incorporated and validly existing under the laws of the state of its incorporation; is and will be at the date of closing in good standing under the laws of the state of its incorporation and, to the best of Stockholders' knowledge, of any other state or jurisdiction where it does intrastate business; has and will have at the date of closing all requisite corporate power and authority to own its properties and carry on its business as now conducted; and, to the best of Stockholders' knowledge, has and will have at the date of closing obtained all licenses, permits, or other authorizations, and taken all actions, required by applicable law or governmental regulations in connection with its business as now conducted.

        (b) Royce has an authorized capital stock consisting solely of 1,000,000 shares of common stock, with $.10 par value, of which 331,999 shares and no more are presently issued and outstanding (there being also 350,801 shares which have been issued but are held in the Company's treasury and are not outstanding).

        (c) The Company does not own, directly or indirectly, a majority or controlling interest in any corporation, business trust, joint stock company, or other business organization or association, except the corporations named in
Exhibit 1 to this Agreement, each of which has an authorized capital stock, outstanding shares of stock, and [a] stockholder[s] as set forth in Exhibit 1. There are no outstanding rights, warrants, options, subscriptions, agreements, or commitments giving anyone any right to require the Company to issue, sell, or transfer any capital stock or other securities. The Company is not a general partner of any partnership or a party to any joint venture.

        (d) The shares of stock referred to in Exhibit 1 to this Agreement as owned by the Company or a subsidiary of the Company are owned free and clear of all liens, encumbrances, charges, and assessments.

        (e) Financial statements of the Company consisting of unaudited balance sheets as of December 31, 1999; unaudited statements of operations, changes in stockholders' equity, and changes in financial position or cash flow for the fiscal years ended on such dates, respectively; an unaudited balance sheet as of December 31, 1999 (the "Balance Sheet"); and unaudited statements of


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operations, changes in stockholders' equity, and changes in financial position or cash flow for the twelve-month period ended December 31,1999 (all financial statements listed above are referred to in this Agreement collectively as the "Financial Statements") have been delivered to Buyer. The Financial Statements fully and fairly set forth the financial condition of the Company as of the dates and the results of its operations for the periods indicated in accordance with generally accepted accounting principles consistently applied; and the Company did not have at December 31, 1999 and shall not have at closing:

                      (i) Any obligations, commitments, or liabilities,
               contingent or otherwise, whether for taxes or otherwise, which are not shown or provided for in the Financial Statements, except obligations to perform, after that date, sales contracts, supply contracts, purchase orders, and other commitments in each case in amounts incurred only in the ordinary course of business;

                      (ii) Any continuing contract for the future purchase of
               materials, supplies; or equipment (except for any such contract which can be terminated without payment of any amount as a penalty or bonus) or any contract or commitment for capital expenditures in excess of $10,000 in the aggregate or any contract continuing over a period of more than one year from its date;

                      (iii) Any pension, retirement, deferred compensation,
               profit sharing, bonus, retainer, consulting, welfare, or incentive compensation plan or arrangement, or any contract, or any fringe or other benefits or arrangements, of, with, or for any officer, director, employee, or any other person which cannot be terminated within a period of 30 days and without payment of any amount as a penalty, bonus, premium, or other compensation for such a termination;

                      (iv) Any written or oral contract with or commitment or
               liabilities to, any labor organization or association of employees (and no negotiation with any such organization or


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               association and no attempt, plan, or threat to organize the employees of the Company is pending or, to the best of Stockholders' knowledge, after reasonable investigation, threatened or contemplated);

                      (v) Any litigation, legal action, arbitration, proceeding, demand, claim, or investigation pending, or to the best of Stockholders' present knowledge (after reasonable investigation), threatened or planned against the Company which might adversely and materially affect its business or property or this Agreement;

                      (vi) The Company's non-current and uncollectible notes or
               accounts receivable not exceeding $30,000.00, in the aggregate;

                      (vii) Obsolete inventory in amounts exceeding $30,000.00
               in the aggregate;

                      (viii) Any shortages existing in (A) any inventory or raw
               materials owned by customers or others and stored upon the premises of the Company for use in future orders of such customers or for other purposes except for shortages, if any, not exceeding the normal allowance for scrap, production losses, and materials consumed in process, or (B) any other items of personal property owned by another for which the Company is accountable to another, other than any such items with a collective value of less than $2,500.

        (f) To the best of Stockholders' knowledge, the Balance Sheet contains adequate provision for all federal income, accumulated earnings, or other federal taxes and all state or local income, franchise, real property, personal property, sales, withholding, and all other taxes imposed on the Company, or its property or rights or payable by it or a lien on any of its property, including interest and penalties, if any, in respect to such taxes, for the period ended on that date and all fiscal periods prior to that date. The Company has timely filed or will file all required federal, state, and local tax returns (collectively, the "Tax Returns") and has paid all federal, state, and local taxes (collectively, the "Taxes") reflected as due for all periods ending on or before December 31, 1999. The Company has delivered to Buyer copies of all Tax Returns filed with respect to tax years beginning after December 31, 1996. All required Tax Returns, including


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amendments to date, have been prepared in good faith without willful misrepresentation and are complete and accurate in all material respects. The Company represents that it has paid all taxes reflected on the returns. The Internal Revenue Service has examined the federal tax returns of the Company for all past periods for the year ended through December 1997, and only years subsequent to the year ended December 31, 1997 remain open for assessment of additional federal taxes. State tax authorities have not examined the state tax returns of the Company. No deficiency in payment of any taxes for any period has been asserted by any taxing body and remains unsettled at the date of this Agreement and all reports or returns required to be filed by the Company with any federal, state, or local governmental body or authority have been properly filed.

        (g) Since the date of the Balance Sheet there has been no material adverse change known to Stockholders (after reasonable investigation) to be probable, in the business, capitalization, financial condition, or properties of the Company and the only material changes in the business, capitalization, financial condition, or properties of the Company since that date are those arising from the normal and regular conduct of its business, and no material loss, damage, or destruction of its properties or business (whether or not covered by insurance) has occurred since that date or is threatened or known to Stockholders. The term "business," as used here and elsewhere in this Agreement to refer to the business of the Company shall mean any one or more significant aspects of its business, including, by way of example and not limitation, costs (of labor or other services, materials, or sales), backlog, manufacturing processes, products and rights to manufacture and sell products, sales volume, sales mix, sales pricings, profit margins, customers, or continuing ability to effect sales as in the past.

        (h) Except as noted on Exhibit 2(h), the Company has not since the date of the Balance Sheet, and will not on or prior to the date of closing, declare or pay or make any payment of a dividend or other distribution to its shareholders or purchase, redeem, or otherwise acquire or dispose of any share of its stock; the Company will not, except in the ordinary course of business, pay or discharge any outstanding indebtedness.

        (i) To the best of the Company's knowledge, the Company is not in material default under any contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract; and the Company is not


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a party to or bound by any mortgage, lien, lease, agreement, instrument, order, or judgment or decree which would prohibit the execution of this Agreement or prohibit or make unduly burdensome the consummation of any of the transactions provided for in this Agreement.

        (j) None of the properties and assets of Seller (including the properties and assets reflected in the Balance Sheet but except any property or assets since disposed of for value in the ordinary course of business) is subject to a contract of sale (except inventory held for sale in the ordinary course of business); substantially all inventory now on hand is in good condition and is presently usable or salable in the ordinary course of business of the respective corporations; substantially all fixed assets, plant, and equipment of the Company reflected in the Balance Sheet are in good operating condition and repair and their use in their business is in compliance with all applicable laws or governmental regulations, including (without limitation) zoning, use, or air pollution laws or regulations.

        (k) The Company or its respective indicated subsidiary owns the patents, patent applications, inventions, disclosures, copyrights, trademarks, trade names, and licenses described in Exhibit 3 to this Agreement. Except to the extent, if any, set forth in Exhibit 3, those patents, patent applications, inventions, disclosures, copyrights, trademarks, trade names, and licenses are valid and in good standing, are subject to no liens or charges (other than, in the case of licenses or rights acquired from others, payments of royalties or license fees as set forth or referred to in Exhibit 3) and to the best of Company's knowledge are adequate and sufficient to permit the Company, to conduct its businesses as presently being conducted. To the best of Company's knowledge and without having performed any particular investigation into the uniqueness of its own trade secrets, substantially all trade secrets owned or used by the Company are owned by it free of any adverse claims, rights, or encumbrances as to the Company's exclusive rights to them. The Company will take such steps as requested by Buyer at or after the closing to insure disclosure of such trade secrets to and only to persons designated by Buyer.

        (l) The officers and directors of the Company are as set forth in
Exhibit 4 to this Agreement.

        Exhibits 2 and 4 together also show: the names of all persons whose compensation from the Company for the fiscal year ending December 31, 1999, (at their present or presently anticipated rates, including bonuses) will equal or exceed $60,000, together with a statement of the full amount paid or payable to each such person and the basis of payment (e.g., salary, bonus, stock


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appreciation rights, commissions, etc.); the name of each bank, trust company, or savings institution in which the Company has an account or safe deposit box and the names and identification of all persons authorized to draw on or to have access to any such account or safety deposit box; the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms of each; and a list of all insurance policies owned by the Company, with a brief statement of the coverage of each.

        (m) Exhibit 5 to this Agreement contains a list of all real property owned by the Company or in which the Company has a leasehold or other interest.
Exhibit 5 also contains a substantially accurate legal description of all real property.

        (n) The Company has not, with regard to any property, held, acquired, or to be acquired, at any time filed a consent to the application of Section 341(f)(2) of the Internal Revenue Code, as amended.

        (o) To the best of Company's knowledge, no representation or warranty by Stockholders in this Section 2 or in any other section of this Agreement, or in any certificate or other document furnished or to be furnished by Stockholders pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements that are made not misleading or necessary in order to provide Buyer with complete and accurate information as to the Company.

        (q) The Shares referred to in subparagraph (a) of Section 1 are owned by Stockholders free and clear of all liens, encumbrances, charges, and assessments, and such shares are subject to no restrictions with respect to transferability to Buyer in accordance with the terms of this Agreement.

        (r) Upon transfer of the Shares to Buyer by Stockholders, Buyer will, as a result, receive good and marketable title, free and clear of all liens, encumbrances, claims, charges, assessments, and restrictions, to all of the Shares.

        (s) The Company has not incurred any accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974 ["ERISA"] or any liability to the Pension Benefit Guaranty Corporation established under ERISA in connection with any employee benefit plan established or maintained by the Company.


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        3. Additional Representations, Warranties, and Agreements of
Stockholders.

        (a) Each Stockholder agrees to use his best efforts to cause the execution of an agreement, and the closing of the transaction contemplated thereby, whereby Buyer shall purchase all of the issued and outstanding stock of Polycast, at a valuation to be agreed upon between the Stockholders and Buyer. Each Stockholder agrees to sell his individual shares of stock of Polycast to Buyer at said valuation.

        (b) Upon the closing, each member of the Board of Directors of the Company shall sign a consent to the election of Harold A. Katersky to the Board of Directors of the Company. Each member of the Board of Directors other than Jim Dartez and ____________ shall thereupon tender his resignation from the Board of Directors.

        4. Representations, Warranties and Agreements of Buyer. Buyer represents and warrants to, and agrees with the Stockholders that:

        (a) Buyer is a California corporation which has been validly incorporated and is validly existing and in good standing under the laws of the State of California with an authorized capital stock of 100 million shares of common stock, without par value, of which 29,961,953 and no more are presently issued and outstanding (there being also zero shares which have been issued but are held in the Company's treasury and are not outstanding;

        (b) Upon the execution and delivery of this Agreement, Stockholders shall own the Buyer Stock, in the amounts set forth hereinabove, free and clear of all liens, encumbrances, charges, and assessments;

        (c) Buyer shall provide to Stockholders true and correct copies of Buyer's Articles of Incorporation, By-Laws, any and all Shareholder Agreements or other documents evidencing stock transfer restrictions in effect with respect to the Buyer Stock, as well as other corporate governance documents then in effect with respect to Buyer on the date of execution of this Agreement;

        (d) The financial statements of the Buyer provided to Seller in connection herewith fully and fairly set forth the financial condition of the Company as of the dates and the results of its operations for the periods indicated in accordance with generally accepted accounting principles consistently applied;

        (e) There are no material adverse changes known to Buyer (after


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reasonable investigation) to be probable, in the business, capitalization, financial condition, or properties of the Buyer.

        (f) The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all requisite corporate action;

        (c) Buyer shall, within thirty (30) days after the closing, provide up to $500,000 of working capital to the Company,

        (d) The parties agree that it is the intention of Company and Buyer to retain existing bank lines of credit and other financial relationships; and Buyer shall indemnify all individuals who have personally guaranteed loans, or other such obligations;

        (e) During the period of five years from the date of closing, Buyer will not require Company to relocate to any site outside the State of Louisiana.

        6. The Closing.

        (a) The transfer of the Company Stock and the payment of the consideration for that stock by Buyer shall be effected as provided in this Agreement on the date of closing specified below (the "closing"). Time shall be of the essence and delivery of certificates for all of the Shares at the time and place provided in this Agreement is a condition of Buyer's obligation, and delivery of the certificates for all of the shares of Buyer Stock to be issued under this Agreement at the closing at such time and place is a condition of Stockholders' obligations.

        (b) At the closing Stockholders shall deliver or cause to be delivered to Buyer certificates evidencing the shares. The certificates evidencing the Shares so delivered shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Buyer as Buyer may have directed prior to the closing. Buyer shall deliver certificates to Stockholders evidencing the shares of Buyer Stock to be issued under this Agreement duly registered in the name of the respective Stockholders. Stockholders agree to pay any taxes payable in connection with the transfer by Stockholders to Buyer of the Shares, and all costs and expenses of the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by Stockholders.

        (c) The closing shall take place at a place and on a date mutually agreed by Buyer and the Stockholders not later than June 23, 2000. The place of the closing may be changed by mutual agreement between Buyer and Stockholders. The date and hour of closing is sometimes referred in this Agreement to as the "date of closing" or the "closing."


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        7. Conditions of Buyer's Obligations.

        (a) Buyer's obligations under this Agreement are subject to the accuracy in all material respects at and as if made at the date of closing of the representations and warranties made by the Company in this Agreement and fulfillment to the date of closing of its agreements contained in this Agreement and to the following additional conditions:

        (b) Buyer shall have received from Michael L. Eckstein, counsel for Stockholders in rendering the opinion, an opinion in form and substance satisfactory to Buyer dated the date of closing to the effect that (i) the Company has been duly incorporated and is validly existing, in good standing, under the laws of its state of incorporation as of such date, has all requisite corporate power and authority to own its properties and carry on its business as conducted on the date of the closing; (ii) the Company has an authorized and outstanding capital stock as set forth in subparagraph (b) of Section 2 of this Agreement; (iii) each Stockholder is the registered owner of the respective Shares to be sold by that Stockholder under this Agreement and when certificates representing the Shares shall have been duly delivered to Buyer by Stockholders, as provided in this Agreement, that delivery will transfer to Buyer good title to the Shares, and these shares constitute all the outstanding capital stock of the Company; (iv) this Agreement has been duly executed by Stockholders and is valid and validly executed as to Stockholders; the execution and consummation of the Agreement will not violate or result in a breach of, the Articles of Incorporation or Bylaws of the Company, as amended; (v) except as may be set forth in Exhibit 2 to this Agreement counsel for Stockholders does not know (after reasonable investigation) of any litigation, proceeding, or governmental investigation or labor dispute pending or threatened against or relating to the Company or its properties or businesses or the transactions contemplated by this Agreement. Counsel for Stockholders may rely upon the representations of the officers of the Company as matters of fact, and may assume as fact that any minutes, resolutions, or other agreements authorized and executed by the Company are proper, duly authorized and effective against third parties.

        (c) There shall have been no material adverse change since the date of the Balance Sheet in the financial condition or affairs of the Company and it shall not have suffered any loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident, or other calamity which substantially affects


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the value of its properties or business, and Buyer shall have received certificates of the President and the Secretary of the Company dated the date of closing to that effect.

        8. Conditions of Stockholders' Obligations.

        The Company will receive an opinion of Shapero & Shapero, counsel for Buyer in this matter, dated the date of closing, to the effect that (i) Buyer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California; (ii) the execution, delivery, and performance of this Agreement by Buyer has been duly authorized by all requisite corporate action on its part; and (iii) Buyer has authorized stock consisting of 100 million shares of Common Stock, without par value.

        9. Satisfaction of Conditions Precedent.

        Each party agrees to use its best efforts to cause the conditions to its obligations set forth above to be satisfied at or prior to the closing.

        10. Additional Agreements of Stockholders.

        Each Stockholder agrees to refrain anywhere in the world from carrying on directly or indirectly (either as a proprietor, partner, stockholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise) a business of the type conducted by the Company on the date of closing or the business of manufacturing or selling products that are or would be competitive with products presently manufactured or sold or offered for sale by the Company, including the business of manufacturing and distributing monitoring and control instrumentation; except as officers, employees, or representatives of Buyer or a subsidiary or affiliate of Buyer, for a period of two (2) years from the date such Stockholder ceases to be employed by Buyer or a subsidiary or affiliate thereof. Each Stockholder agrees that the business of Buyer and the Company is worldwide in scope and the foregoing limitation is reasonable as to scope in light of the business of Buyer and the Company. Notwithstanding the foregoing, it shall not be a breach of the provisions of this paragraph for any Stockholder to own, as a passive investment, not more than 5 percent of the outstanding stock of a publicly held company engaged in any of the above activities.

        Each Stockholder covenants and represents that such Stockholder has no interest in, or claim to any of the inventions, formulae, methods, processes, or technical information used in the business or operations or in the current possession of the Company, and all knowledge or information of a confidential nature acquired at or before the date of this Agreement with respect to the


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

business and operations of the Company or any of its predecessors and all knowledge or information of a confidential nature acquired after the date of this Agreement about the business and operations of the Company or its successors, will be held in confidence by the Stockholder, and will not be disclosed or made public or made use of by or through Stockholder, directly or indirectly.

        11. Further Assurances. Notwithstanding any provision herein to the contrary, the parties hereto expressly acknowledge that all documents required by the parties to be executed and/or delivered pursuant to this Agreement may not have been executed and delivered upon execution of this Agreement and closing of the transaction contemplated herein. The failure of delivery or execution of documents shall not, ipso facto, be deemed to be a default or breach of this Agreement without reasonable prior notice to the aggrieving party providing a reasonable opportunity for such party to cure the alleged breach or default. Each party hereto agrees be cooperative and shall take such further action and execute and deliver such further documents as may be reasonably requested by the another party hereto in order to effectuate or facilitate the purpose and intents of this Agreement.

        12. Fees or Commissions of Brokers.

        Each Stockholder represents to Buyer that such Stockholder has not dealt with any broker or finder in this transaction and agrees to indemnify Buyer against any loss, cost, or expense, including attorneys' fees, as a result of any claim for a fee or commission asserted by any broker or finder claiming against or through Stockholder with respect to this Agreement or its consummation. Buyer represents to each Stockholder that Buyer has not dealt with any broker or finder in this transaction and agrees to indemnify each Stockholder against any loss, cost, or expense, including attorneys' fees, as a result of any claim for a fee or commission asserted by any broker or finder claiming against or through Buyer with respect to this Agreement or its consummation.

        13. Assignment of Patents, etc.

        Each Stockholder agrees to assign to Buyer or its designee all patents, patent applications, inventions, disclosures, written technical data, copyrights, formulae, manufacturing methods, trade secrets and trademarks and trade names, if any, owned by that Stockholder or under which Stockholder claims any rights and relating to any products of or processes used by the Company or relating to its business. If and to the extent any corporation, firm, or person controlled by or affiliated with that Stockholder owns or has rights in any of the foregoing, that Stockholder agrees to cause such corporations or persons to assign all such rights to Buyer or the Company without additional consideration being paid for those rights by Buyer or Company.


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

        14. Indemnification by Stockholders.

        Stockholders jointly and severally agree to indemnify and hold Buyer and the Company harmless against, and will reimburse Buyer (or the Company if Buyer so requests) on demand for any payment (and any expenses, including attorneys' fees and costs of investigation, incurred in defending against such payment or any claim for such payment) made by the Company at any time after the date of the Balance Sheet or by Buyer at any time after the date of closing, in excess of $30,000.00 in the aggregate and in respect of:

                      (a) Any and all liabilities of the Company of any nature,
               whether accrued, absolute, contingent, or otherwise existing at the date of the Financial Statements, to the extent not reflected or reserved against in the Financial Statements, or disclosed on Exhibits to this Agreement.

                      (b) Any and all liabilities of or claims against the
               Company arising out of (i) the conduct of the business of the Company between the date of the Financial Statements and the date of closing, otherwise than in the ordinary course of business of the Company or as disclosed in any Exhibit to this Agreement; and
               (ii) any presently existing obligation, commitment, or liability of the character described in clause (ii) of Section 2(e) of this agreement and not listed in one or more exhibits to this Agreement.

                      (c) Any and all damage or deficiency resulting from any
               misrepresentations, breach of warranty, or nonfulfillment of any agreement on the part of a Stockholder under this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Buyer pursuant to the Agreement.

        15. Notices.

        Any notices under this Agreement shall be deemed sufficiently given by one party to another if in writing and if and when delivered or tendered either in person or by depositing it in the United States mail in a sealed envelope registered or certified, with postage and postal charges prepaid, addressed as follows:


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        If to Buyer:

        Interglobal Waste Management, Inc.

        820 Calle Plano

        Camarillo, CA 93012

        Attention: Harold A. Katersky

        If to Stockholders:

        _______________________________________________________________________

        _______________________________________________________________________

        Attention:_____________________________________________________________

If to Royce:

13555 Gentilly Road

New Orleans, LA 70129

Attn: Jim Dartez

        or to such other address as the party addressed shall have previously designated by notice to the serving party, given in accordance with this paragraph; provided, that a notice not given as above shall, if it is in writing, be deemed given if and when actually received by the party to whom it is required or permitted to be given.

        16. Miscellaneous.

        (a) This Agreement shall be binding upon and shall inure to the benefit of Stockholders and their respective heirs, executors, administrators, and assigns and of the Buyer and its successors and assigns.

        (b) This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings of the parties in connection with that subject matter.

        (c) This Agreement shall be governed by and construed in accordance with


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

the laws of the State of California,

        (d) All of the terms, conditions, warranties, and representations contained in this Agreement shall survive delivery by Buyer of the consideration to be given by it under this Agreement and delivery by Stockholders of the consideration to be given by them under the Agreement, shall survive the date of closing, and shall survive and continue notwithstanding any investigations by or on behalf of Buyer at any time.

        (e) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        (f) Consent to Jurisdiction. Each of the Stockholders and the Buyer, by its or his execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and Federal courts located within Los Angeles County, State of California for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that is not subject personally to the jurisdiction of the above-named courts, that its or his property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. Each of the Stockholders and the Buyer hereby consents to service of process in any such proceeding in any manner permitted by California law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Paragraph 15 hereof is reasonably calculated to give actual notice.

        (g) WAIVER OF RIGHT TO JURY TRIAL. EACH OF THE STOCKHOLDERS AND THE BUYER, BY ITS OR HIS EXECUTION HEREOF, WAIVES ITS OR HIS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE RELATIONSHIP THAT


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

IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE STOCKHOLDERS AND THE BUYER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE STOCKHOLDERS AND THE BUYER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS OR HIS, AS THE CASE MAY BE, JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

        (h) Arbitration of Disputes. Any dispute between the parties hereto, whether arising out of contract, tort or otherwise, or law, equity or otherwise, shall be submitted to binding arbitration before the American Arbitration Association in Los Angeles, California under the rules relating to commercial arbitrations. Each party to any such dispute shall be entitled to serve one set of pre-arbitration requests for production of documents, containing not more than ten categories of documents to be produced, which shall be described with particularity therein, and shall be entitled to notice and take no more than two pre-arbitration depositions. Any disputes relating to such pre-arbitration discovery shall be submitted to the arbitrator.



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

By /s/ HAROLD A. KATERSKY
   --------------------------
   Harold A. Katersky

STOCKHOLDERS                             ROYCE INSTRUMENT CORPORATION

/s/ JAMES R. DARTEZ
-----------------------------            By /s/ JAMES R. DARTEZ
James R. Dartez                             ---------------------------------
                                            James R. Dartez
/s/ KAREN C. GLEASON
-----------------------------
Karen C. Gleason

/s/ MARY A. GALLODORO
-----------------------------
Mary A. Gallodoro


                                INDEX TO EXHIBITS

Exhibit 1 Corporations whose capital Stock is wholly or majority owned by Royce

Exhibit 2 Exceptions to Exhibit 1 and representations and warranties contained in Section 2

Exhibit 3 Patents, patent applications, inventions, disclosures, copyrights, trademarks, trade names, and licenses owned by the Company and exceptions thereto

Exhibit 4 Officers and Directors of the Company, and employees with certain levels of compensation

Exhibit 5 Description of real property owned by the Company


18